Exhibit 10.5.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 20, 2005 by and between Commercial Capital Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Nevada, with its headquarters office located in the City of Irvine, Orange County, California, and James R. Daley, a California resident (the “Employee”).

The Holding Company desires to enter into this Agreement with Employee pursuant to which Employee would be employed as the Executive Vice President of the Holding Company, on the terms and subject to the conditions set forth herein, and Employee desires to be so employed.

On the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.             Employee’s Representation to Holding Company.

As a condition to Holding Company’s willingness to enter into this Agreement with Employee, Employee hereby represents that his employment hereunder and his performance of the duties of those positions will not breach any agreement or obligation of any kind to which Employee is now or expects to be subject at the time of execution of this Agreement, including but not limited to agreements with or other obligations to any of Employee’s current or prior employers or any other entity to which Employee has provided services.

Employee understands that the Holding Company prohibits the use of confidential information belonging to any entity from being used in connection with Holding Company’s business and Employee represents that he has not brought with him, nor will he use, any confidential information from any entity.  Employee represents that Employee can fully perform his duties under this Agreement, without using or disclosing any confidential information belonging to any of Employee’s former employers.  Employee understands that as an employee of the Holding Company, Employee will be expected to use all information that is generally known and used by persons with training and experience comparable to Employee’s and all information that is common knowledge in the industry or otherwise legally in the public domain.

The Holding Company agrees to indemnify and defend Employee in any action or proceeding which is brought by another entity for breach of a confidentiality requirement or obligation, provided that Employee is determined not to have breached any such confidentiality requirement or obligation or this Section 1.

2.             Term.

(a)           Subject to the provisions below, the Holding Company agrees to employ Employee, and Employee agrees to be employed by the Holding Company, subject to the terms and conditions of this Agreement, for a term of three (3) years (“the Term”) unless employment is earlier terminated pursuant to the termination provisions of this Agreement, commencing on the date first set forth above (the “Employment Period”).

(b)           Subject to the notice provisions of this paragraph, on the first annual anniversary of the date first above written and each annual anniversary thereafter, the Term of this Agreement shall automatically be extended for an additional one year, unless the Holding Company or the Employee gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the Term, with such notice to be given not less than ninety (90) days prior to any such anniversary date.  The Holding Company’s Board of Directors (“Board of Directors”) will review this Agreement annually for purposes of determining whether to extend the Agreement.  If any party gives timely notice that the Term will not be extended, then this Agreement shall terminate at the conclusion of its remaining Term.  References herein to the Term of this Agreement and/or the Employment Period shall refer both to the initial Term and successive Terms.

3.             Duties and Authority; Board Representation.

(a)           During the Employment Period, Employee shall devote all his productive time, ability and attention to the business and affairs of the Holding Company and its subsidiaries.  Employee shall not directly render service of a business, commercial or professional nature to any other person or organization other than the Holding Company and its subsidiaries without the consent of the Board of Directors.  However, nothing in this paragraph prohibits Employee from, or requires the Board of Directors to approve or consent to Employee serving as an advisor or Board member of a charitable or nonprofit organization or serving as an advisor or director of any corporation which does not compete with the business of the Holding Company, so long as such service does not materially interfere with the performance of employment duties.  Employee agrees that during the Employment Period, he will use his best efforts, skill and abilities to promote the Holding Company’s interests and to serve as the Executive Vice President of the Holding Company. Employee shall perform such customary, appropriate and reasonable executive duties as are normally assigned to the Executive Vice President at other thrift holding companies, including such duties as are delegated to him from time to time by the Board of Directors.  Employee shall report directly to the Holding Company’s Chairman and Chief Executive Officer.

(b)           At such time that a minimum of $1.0 billion of new Transaction Account Deposits (as defined in the footnote to Section 5(c) hereof) have been on deposit at Commercial Capital Bank, FSB (the “Bank”) for at least 60 days (calculated on an average daily balance basis), with the concurrence of Employee, the Holding Company agrees to take all action necessary to appoint or elect Employee as a director of the Holding Company.

4.             Holding Company’s Authority.  Employee agrees to observe and comply with the Holding Company’s rules and regulations as adopted by the Board of Directors regarding performance of his duties and to carry out and to perform orders, directions and policies stated by the Board of Directors to him periodically, either orally or in writing.

5.             Compensation.

(a)           The Holding Company, through the Bank, agrees to pay to Employee during each year of this Agreement an annual base salary of $500,000, beginning on the date first set forth above and payable in accordance with the Bank’s standard biweekly payroll policy and subject to such withholding as required by law or policy.  The base salary shall be reviewed annually by the Bank’s Board of Directors, on or before January 31 of each year for that year, and may be changed by mutual agreement of the parties.

(b)           The Holding Company, through the Bank, also agrees to pay a bonus of $500,000 upon the execution of this Agreement, which is specifically conditioned on the Employee’s continued employment with the Bank for three (3) years in accordance with the terms of this Agreement.  Employee hereby acknowledges and agrees that if either (i) he should voluntarily elect to terminate his employment hereunder for other than good reason (as defined herein or (ii) if Employee is terminated by the Holding Company or the Bank for cause (as defined in each employment agreement), in either circumstance, Employee shall immediately return to the Bank the portion of the $500,000 bonus which is equal to the product of $500,000 times the remaining percentage of the three year Term (calculated by the number of days based on a 365 day year) that Employee did not fulfill with the Holding Company and the Bank.

(c)           Pursuant to the Hawthorne Financial Corporation 2001 Stock Incentive Plan which was assumed by the Holding Company subsequent to its acquisition of Hawthorne Financial Corporation (“Plan”), Employee is granted a restricted share right which entitles Employee to receive shares of the Holding Company’s common stock upon the satisfaction of the vesting requirements set forth in the table below.  Employee shall receive a Stock Issuance Agreement issued pursuant to the Plan consistent with the restricted share right referenced herein.

Vesting Schedule

(Minimum Transaction Account Deposits(1) attributable to Employee which are on deposit in the Bank for at least 60 days (calculated on an average daily balance basis)	(Represents shares of the Holding Company’s common stock to be issued)(2)
Less than $500 million	0
$500 million	40,000
$1 billion	40,000
$1.5 billion	40,000
$2 billion	40,000
$2.5 billion	40,000
$3 billion	40,000

(1)                                  For purposes of this Agreement “Transaction Account Deposits” means savings accounts, money market accounts and demand deposit accounts.

(2)                                  In accordance with the Plan, shares of the Holding Company’s common stock may not be issued before one year from the date of the grant of the restricted share right, regardless of the attainment of the required performance goal.  The date of the restricted share right is the date of this Agreement.

(d)           The Holding Company, through the Bank, agrees to pay to Employee $700,000 at such time as there is a minimum of $100 million in Transaction Account Deposits (as defined in the footnote to Section 5(c) hereof) attributable to Employee which are on deposit in the Bank for at least 60 days (calculated on an average daily balance basis).

(e)           After the full vesting of the share right awards pursuant to Section 5(c) hereof, the Employee will become eligible to receive from the Bank a bonus or bonuses, and to receive from the Holding Company stock options and restricted stock awards, in each case, in such amount as, in such a manner as, and at such time as, the Board of Directors of the Holding Company or the Bank, as the case may be, in its discretion, determines is appropriate.

(f)            Following the completion of the services provided to the Employee pursuant to Section 5(h), the Holding Company, through the Bank, shall provide a car allowance of $1,000 per month during the Employment Period.

(g)           The Holding Company, through the Bank, agrees to pay the pro rata portion of the monthly dues (based on actual business use as evidenced by receipts) for the Wilshire Country Club, or such other facility as may be mutually agreed upon by the parties hereto.

(h)           The Holding Company understands that it is the Employee’s intention and desire to work out of the Holding Company’s headquarters office in Irvine, California and to relocate his personal residence closer to the Holding Company’s headquarters.  In order to facilitate Employee’s move, for a period of not more than six months from the date of this Agreement, the Holding Company, through the Bank, agrees to provide Employee with a car service selected by the Holding Company to transport Employee to and from his residence to the Holding Company’s headquarters.

(i)            During the Employment Period, Employee shall be eligible to participate in any retirement, pension or profit-sharing plan, including any non-qualified, deferred compensation or salary continuation plan, or similar employee benefit plan or retirement or bonus program of the Holding Company and its subsidiaries, to the extent that he is eligible under the provisions of the plan and commensurate with his position in relationship to other participants and pursuant to the terms of the plans or programs of the Holding Company and its subsidiaries.

(j)            The Holding Company, through the Bank, shall provide medical, dental and other insurance, including key man life and disability, for Employee on the same terms as provided for all executive officers of the Holding Company and its subsidiaries.

6.             Reimbursement of Expenses.  The services required by the Holding Company and its subsidiaries will require Employee to incur business, entertainment and community relations expenses and the Holding Company or its subsidiaries hereby agrees to provide credit cards and charge accounts for Employee’s use for such expenses. The Holding Company or its subsidiaries agrees to reimburse Employee for all out-of-pocket expenses which are business related, upon submission of appropriate documentation and approval by the Chairman and Chief Executive

Officer of the Holding Company.  Such expenses may include membership fees and dues to organizations approved by the Board.  Each expense, to be reimbursed, must be of a nature qualifying it as a proper deduction on the income tax returns of the Holding Company as a business expense and not as deductible compensation to Employee.  The records and other documentary evidence submitted by Employee to the Holding Company or its subsidiaries with each request for reimbursement of such expenses shall be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Holding Company and not as deductible compensation to Employee.

7.             Confidential Information.  Employee agrees that he shall not, without the prior written permission of the Holding Company in each case, publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this Agreement, any confidential information which Employee may obtain during the Employment Period, or which Employee may create prior to the end of the Employment Period relating to the business of the Holding Company and its subsidiaries, or to the business of any customer or supplier of any of them; provided, however, Employee may use such information during the Employment Period for the benefit of the Holding Company and its subsidiaries. Employee agrees to execute any and all such additional agreements and instruments that the Holding Company may deem reasonably necessary in order to protect the confidentiality of such confidential information or otherwise to effectuate the purpose and intent of this Section 7.  Prior to or at the termination of this Agreement, Employee shall return all documents, files, notes, writings and other tangible evidence of such confidential information to the Holding Company and its subsidiaries. This Section 7 shall survive the expiration or termination of this Agreement.

8.             Covenant Not to Solicit Customers or Fellow Employees.

(a)           Subject to Section 8(b) hereof, Employee agrees that for a period of eighteen (18) months following the termination of employment with the Holding Company, he will not solicit, directly or indirectly, divert or attempt to divert for himself or for any third party, the business of any customer with whom the Holding Company and its subsidiaries had done business during the preceding one year period. Employee recognizes and acknowledges that any customer list and financial information concerning any of the Holding Company’s customers, as it may exist from time to time, is a valuable, special and unique asset of the Holding Company’s business.

(b)           To the extent that Employee has terminated his employment with the Holding Company and desires to solicit the business of any customer of the Holding Company who has had Transaction Account Deposits attributed to the Employee for purposes of Section 5(c) hereof, Employee agrees to observe the following time periods during which no solicitation of such customers may be made:

Period of time from start of Agreement when termination occurs:	Months Before Employee May Solicit Customer
0 - 6 months	None
7 - 12 months	3 months
13 - 18 months	6 months
19 - 24 months	12 months
25 - 30 months	15 months
31 - 36 months	18 months

(c)           Employee agrees not to solicit directly or indirectly, divert or attempt to divert for himself or for any third party, the services of any officer or employee of the Holding Company and its subsidiaries during the period of 18 months following the termination of employment with the Holding Company.

(d)           This Section 8 shall survive the expiration or termination of this Agreement.

9.             Remedy.  Employee understands that, because of the unique character of the services to be rendered by Employee hereunder, the Holding Company would not have any adequate remedy at law for the breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and therefore expressly agrees that the Holding Company in addition to any other rights or remedies which may be available to it, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

10.           Termination of Employee Without Cause.

(a)           Upon the occurrence of an Event of Termination (as herein defined) during Employee’s Term of employment under this Agreement, the provisions of this Section shall apply.

(b)           As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Holding Company of Employee’s full-time employment hereunder for any reason other than a termination governed by Section 13 below, or Termination for Cause, as defined in Section 11 below; (ii) Employee’s termination with good reason from the Holding Company’s employ in accordance with Section 10(c) below upon any (A) failure to elect or reelect or to appoint or reappoint Employee as Executive Vice President, unless consented to by the Employee, (B) a material change in Employee’s function, duties, or responsibilities with the Holding Company or its subsidiaries, which change would cause Employee’s position to become one of substantially lesser responsibility, importance, or scope from the position and attributes thereof described in Section 3 above, unless consented to by Employee, (C) a relocation of Employee’s principal place of employment by more than 30 driving miles from its location at the effective date of this Agreement, unless consented to by the Employee, (D) a material reduction in the benefits and perquisites to Employee from those being provided as of the effective date of this Agreement, unless consented to by Employee, (E) a liquidation or dissolution of the Holding Company or its subsidiaries, or (F) breach of this Agreement by the Holding Company.

(c)           Upon the occurrence of any event of a type described in clauses (ii)(A), (B), (C), (D), (E) or (F), of Section 10, Employee shall have the right to terminate with good reason his employment under this Agreement by delivering written notice to the Holding Company not less than sixty (60) days following the occurrence of such event, which termination with good reason shall be effective only if such event shall not be cured within thirty (30) days after Holding Company’s receipt of such notice.  The date of any Event of Termination shall be referred to herein as the “Date of Termination.”

(d)           Upon the occurrence of an Event of Termination by the Holding Company, the Holding Company, through the Bank, shall pay to Employee an amount equal to his base salary for the remaining portion of the Term (such payment, the “Severance Payment”), as severance pay in lieu of and in substitution for any other claims for salary and continued benefits hereunder (based on Employee’s base salary and benefits prevailing at the time of termination).  At the election of the Employee, the Severance Payment shall be made to Employee: (a) in a lump sum on the Date of Termination, or (b) on a semi-monthly basis in approximately equal installments over a period of thirty-six (36) months following the Date of Termination, or (c) on an annual basis in approximately equal installments over a period of thirty-six (36) months following the Date of Termination.  Payment of the Severance Payment shall be in addition to all other sums owed to Employee under applicable law or this Agreement for all periods prior to the Date of Termination, including, without limitation, sums owed in respect of accrued paid time off (“PTO”), accrued bonus, if any, and reimbursable expenses.  Notwithstanding anything in this Agreement to the contrary, no bonus shall be deemed to have been accrued unless and until any such bonus has been duly authorized by the Holding Company’s Board of Directors or a duly authorized committee thereof. Accrued bonuses shall mean the bonus amount determined in accordance with Section 5(e).

(e)           With respect to any stock options issued to the Employee that were outstanding on the Date of Termination, any options which were not exercisable on the Date of Termination shall automatically become exercisable upon the Date of Termination, and shall remain exercisable in full for a period of thirty (30) days.

(f)            Upon the occurrence of an Event of Termination, the Holding Company, through the Bank, will cause to be continued for the Employee and his previously covered dependents life, medical, dental and disability coverage that the Employee agrees is substantially equivalent to the coverage maintained by the Holding Company or its subsidiaries for Employee and his dependents prior to the Date of Termination at no cost to the Employee, to the extent, if any, that the insurance carrier will allow, and except to the extent such coverage may be changed in its application to all employees of the Holding Company and its subsidiaries.  If this coverage is not available, the Holding Company will cause the Bank to pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the Date of Termination for the remaining Term of this Agreement.

11.           Termination of Employee for Cause.  The Board of Directors may terminate Employee’s employment at any time, but any termination by the Board of Directors for other than cause shall not prejudice the Employee’s right to compensation or other benefits under this Agreement.  The Employee shall have no right to receive compensation or other benefits for any period after termination for cause.  Termination for cause shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final regulatory cease and desist order, or material breach of any provision of this Agreement.

12.           Termination Upon Employee’s Death; Effect of Termination on Other Plans.  Notwithstanding anything herein contained, if Employee shall die, this Agreement shall terminate one year from the date of Employee’s death, whereupon Employee’s estate shall be entitled to receive, through the Bank, his salary, accrued PTO, and any bonus earned up through the date of termination. Such termination shall not affect any rights which Employee may have at the time of his death pursuant to any of the Holding Company or its subsidiaries plans or arrangements for insurance, PTO or stock options, or for any other death benefit, bonus, or retirement benefit, which accrued rights thereafter shall be enjoyed by Employee’s estate and continue to be governed by the provision of such plans and arrangements to the extent they are not inconsistent with the terms of this Agreement.  The Holding Company, through the Bank, will cause to be continued for the Employee’s previously covered dependants life, medical and dental coverage that is substantially equivalent to the coverage maintained by the Holding Company or its subsidiaries for Employee’s dependants prior to the employee’s death at no cost to the Employee.  Such coverage shall cease upon the expiration of the remaining Term of this Agreement.

13.           Change in Control.

(a)           For purposes of this Agreement, a “Change in Control” of the Holding Company or its subsidiaries shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Holding Company or its subsidiaries within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the Office of Thrift Supervision (the “OTS”), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board of Directors shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Holding Company or its subsidiaries representing 20% or more of the Holding Company or its subsidiaries outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely comprised of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Holding Company or its subsidiaries or similar transaction occurs or is effectuated in which the Holding Company or its subsidiaries is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or its subsidiaries with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Holding Company or its subsidiaries shall be distributed; or (E) a tender offer is made and accepted for 20% or more of the voting securities of the Holding Company  or its subsidiaries then outstanding.

(b)           If a Change in Control has occurred pursuant to Section 13(a) above or the Board Directors has determined that a Change in Control has occurred, Employee shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 13 upon his subsequent termination of employment at any time during the Term of this Agreement due to: (1) Employee’s dismissal or (2) Employee’s termination for good reasons unless such termination is because of his death or Termination for Cause.

(c)           Upon Employee’s entitlement to benefits pursuant to Section 13(b), the Holding Company, through the Bank, shall pay Employee, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (1) the payments due for the remaining Term of the Agreement; or (2) three (3) times Employee’s highest annual compensation for the last five (5) years (such payment, the “Severance Payment”). Such annual compensation shall include Base Salary, commissions, bonuses, contributions or accruals on behalf of Employee to any pension and profit sharing plans, including any non-qualified, deferred compensation or salary continuation plans, any benefits to be paid or received under any stock-based benefit plan, severance payments, directors or committee fees and value of fringe benefits paid or to be paid to the Employee during such years. At the election of the Employee, the Severance Payment shall be made to Employee: (a) in a lump sum on the Date of Termination, or, (b) on a semi-monthly basis in approximately equal installments over a period of thirty-six (36) months following the, Date of Termination or (c) on an annual basis in approximately equal installments over a period of thirty-six (36) months following the Date of Termination.  Payment of the Severance Payment shall be in addition to all other sums owed to Employee under applicable law for all periods prior to the Date of Termination, including, without limitation, sums owed in respect of accrued PTO, accrued bonus, if any, and reimbursable expenses.  Notwithstanding anything in this Agreement to the contrary, no bonus shall be deemed to have been accrued unless and until any such bonus has been duly authorized by the Holding Company’s Board of Directors or a duly authorized committee thereof.  Such payments shall not be reduced in the event Employee obtains other employment following termination of employment.

(d)           Upon the Employee’s entitlement to benefits pursuant to Section 13(b), the Holding Company, through the Bank, will cause to be continued for the Employee and his previously covered dependents life, medical, dental and disability coverage that the Employee agrees is substantially equivalent to the coverage maintained by the Holding Company for Employee and his dependents prior to his termination at no cost to the Employee. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination.

14.           Parachute Payment Provision.  In each calendar year that the Employee is entitled to receive payments or benefits under the provisions of the Agreement, the Holding Company shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision thereto (the “Code”)) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the “Initial Excess Parachute Payment.”  As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Holding Company shall pay the Employee, subject to applicable withholding requirements under applicable state or federal law, an amount equal to:

(i)            twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

(b)           such additional amount (tax allowance) as may be necessary to compensate the Employee for the payment by the Employee of state and local and federal income and excise taxes on the payment provided under Clause (a) and on any payments under this Clause (b). In computing such tax allowance, the payment to be made under Clause (a) shall be multiplied by the “gross up percentage”(“GUP”).  The GUP shall be determined as follows:

GUP =	Tax Rate
1-Tax Rate

The “Tax Rate” for purposes of computing the GUP shall be the sum of the highest marginal federal and state and local income and employment-related tax rates, including any applicable excise tax rates, applicable to the Employee in the year in which the payment under Clause (a) is made.

(c)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Employee is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”) then the Holding Company’s independent accountants shall determine the amount (the “Adjustment Amount”) the Holding Company must pay to the Employee in order to put the Employee in the same position as the

Employee would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, independent accountants of the Holding Company shall take into account any and all taxes (including any penalties and interest) paid by or for the Employee or refunded to the Employee or for the Employee’s benefit. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to the Employee. In no event however, shall the Employee make any payment under this paragraph to the Holding Company.

(d)           For purposes of the foregoing, in the event there is any disagreement between Employee and the Holding Company as to whether one or more payments to which Employee becomes entitled under this Agreement constitute parachute payments under Code Section 280G or as to the determination of the Initial Excess Parachute Payment or the Determinative Excess Parachute Payment, such dispute will be resolved as follows:

(i)            In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Treasury Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(ii)           In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to a nationally-recognized independent accounting firm mutually acceptable to Employee and the Holding Company (“Independent Accountant”).  The resolution reached by the Independent Accountant will be final and controlling; provided, however, that if in the judgment of the Independent Accountant, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted, and the determination made by the Internal Revenue Service in the issued ruling will be controlling.  All expenses incurred in connection with the retention of the Independent Accountant and (if applicable) the preparation and submission of the ruling request shall be borne by the Holding Company.

15.           Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by written instrument duly executed by each party.

16.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered against receipt to the party at the address set forth following the signature line of this Agreement or to such other address as the party shall have furnished in writing.  Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 16. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

17.           Dispute Resolution Procedures.  Except with respect to any claim for equitable relief (the pursuit of which shall not be subject to the provisions of this Section 17), any controversy or claim arising out of or this Agreement or the Employee’s employment with the Holding Company or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Any party desiring to initiate arbitration procedures hereunder shall serve written notice on the other party. The parties agree that an arbitrator shall be selected pursuant to these provisions within thirty (30) days of the service of the notice of arbitration. In the event of any arbitration pursuant to these provisions, the parties shall retain the rights of all discovery provided pursuant to the California Code of Civil Procedure and the Rules thereunder.  Any arbitration initiated pursuant to these provisions shall be on an expedited basis and the dispute shall be heard within one hundred twenty (120) days following the serving of the notice of arbitration and a written decision shall be rendered within sixty (60) days thereafter. All rights, causes of action, remedies and defenses available under California law and equity are available to the parties hereto and shall be applicable as though in a court of law. The parties shall share equally all costs of any such arbitration.

18.           Miscellaneous.

(a)           This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and a duly authorized representative of the Bank.

(b)           Any waiver by either party of a breach of any provision of this Agreement shall not operate as to be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(c)           Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Holding Company and its successors and those who are its assigns under Section 13.

(d)           This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as provided in subsection (c) above).

(e)           The headings in this Agreement are solely for the convenience of reference and shall be given no effect on the construction or interpretation of this Agreement.

(f)            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws, except where federal law governs.

IN WITNESS WHEREOF, the Holding Company and Employee have executed this Agreement to be effective as of the day and year written above.

HOLDING COMPANY:	COMMERCIAL CAPITAL BANCORP

	By:	/s/ Stephen H. Gordon
Stephen H. Gordon
Chairman and Chief Executive Officer

	Address:	8105 Irvine Center Drive
Suite 1500
Irvine, CA 92618

EMPLOYEE:		/s/ James R. Daley
James R. Daley